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                                                                EXHIBIT 99.1



             WHEELING ISLAND GAMING ANNOUNCES SELECTION OF LOUIS P.
           CIMINELLI CONSTRUCTION COMPANY AS CONSTRUCTION MANAGER FOR
                              ITS LATEST EXPANSION

         EXPANDED ENTERTAINMENT AND HOTEL COMPLEX TO BE COMPLETED IN THE
                              THIRD QUARTER OF 2003


WHEELING, WV, JULY 26, 2002--Wheeling Island Gaming, Inc. announced today that it has entered into a construction management agreement with Louis P. Ciminelli Construction Company, Inc. for Wheeling Island's latest major expansion project. Ciminelli will be overseeing the construction of a new hotel and additional gaming and entertainment space. The 280,000 square foot project is expected to be completed in the third quarter of 2003.

The company estimates that the total cost for the expansion will be approximately $65 million. Of that amount, Ciminelli will be responsible for approximately $60 million of on-site construction. Walter's Construction Inc. has recently completed the construction of a new $5 million off-site kennel compound. The kennel compound is comprised of 13 buildings and provides state of the art facilities.

The expansion of the current attraction is designed to accommodate an ever-growing regional demand for gaming and entertainment. During the 2001 calendar year, attendance at Wheeling Island Gaming climbed to nearly two million customers.


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"This is one of the most highly anticipated construction projects in the region," said Scott Cooper, the President of Wheeling Island Gaming, Inc. "We anticipate the project will utilize more than 600 construction workers and will create more than 400 new hospitality, gaming, food service, retail and entertainment jobs for the area."

"Ciminelli is an outstanding company and one that we have worked with in the past with great success," said Ron Sultemeier, who is the President of Wheeling Island's parent company, Sportsystems Corporation. "We selected Ciminelli because of its ability to provide us with a guaranteed maximum price contract, its financial strength and size, and its excellent reputation in the industry."

The expansion will include several exciting upgrades and enhancements to the current complex. Among the added amenities will be an additional 30,000 square feet of gaming space that will accommodate more than 1,100 slot machines. In addition, Wheeling Island Gaming will be opening a deluxe, 150-room hotel designed with a tropical theme and decor including a waterfall in the grand foyer.

The hotel will include conference and meeting space, a business center, a fitness center and a retail store. Wheeling Island Gaming is also expanding its food service operations with the addition of a fine dining restaurant, a casual restaurant, a food court and new bar and lounge.

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In order to further enhance Wheeling Island's position as an entertainment and conference destination, the expansion will include the addition of a 600-seat multi-purpose showroom which can be used for business meetings and banquets, as well as for live stage musical and theatrical performances.

In addition, Wheeling Island Gaming recently completed a new $1.8 million paddock facility which includes a greyhound holding area and the racing judges' offices, as well as the new greyhound adoption center.

"This expansion will truly create a regional gaming and entertainment destination for the Wheeling area," said Scott Cooper, President Wheeling Island Gaming, Inc. "The hotel, the added entertainment components and the enhanced food service, all developed as part of this project, will truly be a showcase for this city. In the last few years Wheeling Island has quickly become a favorite regional entertainment destination for millions of visitors. This latest expansion promises to bring a new level of excitement to the area and to create a destination that is unmatched in this region."

The new expansion is expected to help the area's economy significantly. Wheeling Island Gaming believes the new added amenities will draw thousands of additional visitors from the region.


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Wheeling Island Gaming is a premier gaming and entertainment complex located in
Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world's leading hospitality and food service providers. Its family of companies includes Sportsystems, Delaware North Parks Services, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1 billion in annual revenues and 25,000 associates serving millions of customers in the United States, Canada and the Pacific Rim.

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